UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: December 3, 2013
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 8.01 Other Events

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 8.01 Other Events

Data I/O took restructuring actions to further streamline its organization and lower its cost structure.   The actions focused primarily on reducing layers of management and moving management closer to sales channels and customers. The restructure actions will eliminate certain job positions and in some cases allow the company to have the flexibility to add other critical positions.  The net effect of the restructure actions, offset in part by planned personnel additions, will be to reduce annual operating expenses by approximately $750,000 when fully implemented by the end of the second quarter of 2014.

The restructuring charges associated with these actions are expected to be approximately $400,000 and are primarily for personnel severance related costs.  These restructuring charges will be incurred in the fourth quarter of 2013, however most of the payout of the restructure costs is scheduled to take place over the year in 2014.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As part of the restructuring actions Data I/O is currently taking, the position of Gordon Bluechel, Vice President of Operations and Administration, will be eliminated and he will be leaving the company on January 4, 2014.  Gordon Bluechel will receive severance payments totaling $101,386 under the employee severance plan and additionally will be provided an allowance for outplacement assistance of up to $7,500. To receive these payments, Gordon Bluechel is required to enter into the company’s standard severance agreement and general release following the termination date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

December 9 , 2013	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer